UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. )*




                                  ONESPAN INC
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COM USD 0.001
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   68287N100
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2020
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[] Rule 13d-1(c)

[] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 68287N100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

	GO ETF SOLUTIONS LLP

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

	ONE COLEMAN STREET, LONDON, EC2R 5AA


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                     5.   Sole Voting Power

     Number of
			0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                        2,044,108
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting           2,044,108

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                        0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


	2,044,108


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


	5.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

	FI (NON U.S INSTITUTION)

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68287N100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

	GO UCITS ETF SOLUTIONS PLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

	2 GRAND CANAL SQUARE, DUBLIN 2, IRELAND


------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of
			0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                        2,044,108
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting           0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                        0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


	2,044,108

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


	5.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

	FI (NON U.S INSTITUTION)

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 68287N100                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

	LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

	ONE COLEMAN STREET, LONDON, EC2R 5AA, UK


------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of
			0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                        2,044,108
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting           0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                        0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


	2,044,108


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


	5.0%


------------------------------------------------------------------------------
12.   Type of Reporting Person

	FI (NON U.S INSTITUTION)

Item 1(a).         Name of Issuer:
                   ONESPAN INC

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   121 W WACKER DRIVE, SUITE 2050
                   CHICAGO, IL, 60601

Item 2(a).LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED IS A DISCRETIONARY
		   INVESTMENT MANAGER AUTHORISED AND REGULATED BY THE UK FINANCIAL
		   CONDUCT AUTHORITY.
 		   GO UCITS ETF SOLUTIONS PLC (THE "COMPANY") IS ORGANISED AS AN
		   OPEN-ENDED INVESTMENT COMPANY WITH VARIABLE CAPITAL. THE COMPANY IS
		   STRUCTURED AS AN UMBRELLA FUND AND IS COMPRISED OF SEPARATE SUB-FUNDS
		   (EACH, A "FUND", COLLECTIVELY THE "FUNDS"). THE COMPANY HAS SEGREGATED
		   LIABILITY BETWEEN ITS FUNDS AND IS ORGANISED UNDER THE LAWS OF IRELAND
		   AS A PUBLIC LIMITED COMPANY PURSUANT TO THE COMPANIES ACT (2014)
		   (AS AMENDED)(THE "COMPANIES ACT"). GO ETF SOLUTIONS LLP HAS BEEN
		   APPOINTED AS THE INVESTMENT MANAGER FOR EACH OF THE FUNDS WITHIN
		   RESPONSIBILITY FOR THE MANAGEMENT OF THE INVESTMENT OF THE ASSETS OF THE
		   FUNDS. THE INVESTMENT MANAGER IS AUTHORISED AND REGULATED BY THE
		   UK FINANCIAL CONDUCT AUTHORITY.


		   Name of Persons Filing:

		   THIS STATEMENT IS FIELD BY:

                   (i) GO ETF SOLUTIONS LLP
		   (ii) GO UCITS ETF SOLUTIONS PLC
		   (iii) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE ADDRESS OF PRINCIPAL BUSINESS OFFICE IS:

		   (i) ONE COLEMAN STREET, LONDON, EC2R 5AA
		   (ii) 2 GRAND CANAL SQUARE, DUBLIN 2, IRELAND
		   (iii) ONE COLEMAN STREET, LONDON, EC2R 5AA

Item 2(c).         Citizenship:
                   (i) GO ETF SOLUTIONS LLP - UNITED KINGDOM
		   (ii) GO UCITS ETF SOLUTIONS PLC - IRELAND
		   (iii) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - UK

Item 2(d).         Title of Class of Securities:
                   COM USD 0.001

Item 2(e).         CUSIP Number:
                   68287N100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_]  Broker or dealer registered under Section 15 of the Act

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act


          (c).[_]  Insurance company as defined in Section 3(a)(19) of the Act

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j).[X] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:

		   (i) GO ETF SOLUTIONS LLP - 2,044,108
 		   (ii) GO UCITS ETF SOLUTIONS PLC - 2,044,108
		   (iii) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 2,044,108

          (b).     Percent of Class:

		   (i) GO ETF SOLUTIONS LLP - 5.0%
		   (ii) GO UCITS ETF SOLUTIONS PLC - 5.0%
		   (iii) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 5.0%

          (c).     Number of shares as to which such person has:

                   (i).    Sole power to vote or to direct  the vote: 0


                   (ii).   Shared power to vote or to direct the vote:

		   GO ETF SOLUTIONS LLP - 2,044,108
		   GO UCITS ETF SOLUTIONS PLC - 2,044,108
		   LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 2,044,108

                   (iii). Sole power to dispose or to direct the disposition of:

		   GO ETF SOLUTIONS LLP - 2,044,108

		   (iv). Shared power to dispose or to direct the disposition of: 0



Item 5.            Ownership of Five Percent or Less of a Class.

		   NOT APPLICABLE

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

		   NOT APPLICABLE

Item 8.            Identification and Classification of Members of the Group.

		   NOT APPLICABLE

Item 9.            Notice of Dissolution of Group.

		   NOT APPLICABLE

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




--------------------------

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2021

             LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED

             By:/s/ MARY ANN COLLEDGE
              ----------------------------------------
             Name:  MARY ANN COLLEDGE
             Title: HEAD OF CONDUCT ADVISORY